FOR IMMEDIATE RELEASE

Ridgeland, MS - February 27, 2007 - Knobias, Inc. (OTCBB: KNBS, KNBS.OB), announced today that it has entered into a Letter of Intent regarding a proposed restructuring of the debt and equity capitalization of, and the amendment of certain outstanding agreements of Knobias, Inc. (the "Company").

Pursuant to the Letter of Intent, the principal terms of the restructuring (the "Restructuring") include the following terms: (i) the conversion of all outstanding indebtedness (except as set forth in (ii) and (vii)below), including accrued interest and penalties, into a newly established Series B convertible preferred stock of the Company (the "Series B Preferred Stock"), (ii) the exchange of certain indebtedness of the Company in the principal amount of approximately $250,000 into a 4 year subordinated loan, (iii) the amendment of the Company's outstanding Series A Convertible Preferred Stock (the "Series A Preferred Stock") to eliminate certain rights, preferences and privileges of the Series A Preferred Stock, (iv) an offer by the Company to the holders of the Series A Preferred Stock to convert such Preferred Stock into common stock of the Company, (v) the agreement by certain officers of the Company to terminate their existing employment agreements and enter into new six-month agreements with the Company, (vi) the agreement by the Company and all holders of existing warrants and options to cancel such outstanding warrants and options, and (vii) retiring of $200,000 in notes form a senior secured lender which will, in consideration thereof, waive interest and penalties.

Prior to the closing of the New Financing (as hereinafter defined), the holders of the new Series B Preferred Stock will own 75% of the fully-diluted stock of the Company, and assuming the holders of the existing Series A Preferred Stock accept the exchange offer noted above, such holders will own 14% of the fully-diluted stock of the Company.

In connection with the Restructuring, the Company expects a financing commitment pursuant to which the Company will receive a minimum of $1.5 million of new capital in the form of a senior secured convertible note (the "New Financing"). In advance of the closing of the New Financing, the Company expects ones of its lenders to provide bridge financing to meet certain of the Company's immediate cash needs.

As part of the Restructuring, the majority holders of the new Series B Preferred Stock will have the right to designate two of the Company's five directors, and the majority in interest of the investors in the New Financing will also have the right to designate two of the Company's five directors. The common equity will elect one director out of the 5.

The Board of Directors also approved a resolution to effect a 1-for-100 reverse stock split, subject to the receipt of shareholder approval.

It is anticipated that the Restructuring, except for the 1-for-100 reverse stock split will be completed within the next two weeks.

About Knobias, Inc.: Knobias, Inc. is a financial information services provider that has developed financial databases, information systems, tools and products following over 14,000 U.S. equities. Knobias, Inc. markets its products and services to individual investors, day-traders, financial-oriented websites, public issuers, brokers, professional traders, hedge funds and other institutional investors. Knobias, Inc. offers a range of financial information products from proprietary and third party databases via a single, integrated web-based platform. Knobias, Inc. is uniquely capable of combining third party databases, news feeds and other financial content with internally generated content and analysis to create value-added, cost effective information solutions for all market participants.

Forward-Looking Safe Harbor Statement: To the extent that this release discusses any expectations concerning future plans, financial results or performance, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to substantial risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof and reflect only management's belief and expectations based upon presently available information. These statements, and other forward looking statements, are not guarantees of future performance and involve risks and uncertainties. Knobias, Inc. assumes no obligation to update any of the forward-looking statements in this release.